Exhibit 99.1

BED BATH & BEYOND INC. PRESENTLY ESTIMATES NET EARNINGS OF

APPROXIMATELY $.31 TO $.35 PER DILUTED SHARE

FOR FISCAL THIRD QUARTER ENDED NOVEMBER 29, 2008

UNION, New Jersey, December 2, 2008 — Bed Bath & Beyond Inc. today announced that it is presently estimating net earnings for the fiscal third quarter ended November 29, 2008 of approximately $.31 to $.35 per diluted share.  Net sales for the fiscal third quarter are estimated to have decreased by approximately 0.7% from net sales reported a year ago.  The Company’s comparable store sales for the quarter are estimated to have declined by approximately 5.6% as compared with previous guidance of a relatively flat to low single digit decline.

Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “The overall macroeconomic climate remains challenging, which, combined with liquidation sales of a major competitor, negatively impacted our fiscal third quarter. We continue to focus on our customers and in doing so, seek to further distance ourselves from our competitors.  We also will continue to base our actions on what is prudent under current circumstances and what is in the best long-term interests of our Company, our customers and our shareholders.”

The Company expects to report its actual results for the fiscal third quarter after the close of trading on Wednesday, January 7, 2009, and will update guidance for the fourth quarter and full year fiscal 2008 during its conference call scheduled for 5:00 PM (EST) on that date.  Due to the Thanksgiving holiday occurring one week later this year than last year, the fiscal third quarter sales comparisons had a slight adverse impact.  The fiscal fourth quarter sales comparisons are expected to have a slight benefit due to two additional pre-Christmas shopping days in the fiscal fourth quarter versus last year.  The Company does not undertake any obligation to update its forward-looking statements or make “pre-announcements” such as that contained in this press release.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  Through a joint venture, the Company also operates two stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market and fuel costs; changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of a shareholder derivative action filed against certain of the Company’s officers and directors and related matters, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Ronald Curwin	(908) 855-4550
Kenneth C. Frankel	(908) 855-4554
Lisa S. Kaplowitz	(908) 855-4083